EXHIBIT 99.1

THE COMMUNITY FINANCIAL CORPORATION Operating Results for the Three Months Ended March 31, 2020

WALDORF, Md., May 05, 2020 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), reported its results of operations for the first quarter and three months ended March 31, 2020.

The Company reported net income for the three months ended March 31, 2020 of $2.7 million or diluted earnings per share of $0.47 compared to a net income for the first quarter of 2019 of $3.9 million or a diluted earnings per share of $0.70. The Company’s return on average assets (“ROAA”) and return on average common equity (“ROACE”) were 0.61% and 6.00% for the three months ended March 31, 2020 compared to 0.91% and 9.85% in three months ended March 31, 2019. For the three months ended December 31, 2019, net income, diluted earnings per share, ROAA and ROACE were $4.1 million, $0.73, 0.91% and 9.58%, respectively. As a result of the COVID-19 pandemic, first quarter 2020 earnings were negatively impacted by an increased provision for loan losses ("PLL") of $4.1 million compared to $500,000 and $805,000 for the three months ended March 31, 2019 and December 31, 2019, respectively.

"We entered this year a stronger Company. In 2019, the Company organically grew loans and improved credit quality while maintaining net interest margin, controlling expenses and increasing noninterest income. The Company's ROAA and ROACE increased during 2019 and were 0.91% and 9.58% during the fourth quarter of 2019. Our improvements in earnings and credit as well as the successful raise of $10.6 million in common equity in December 2019 and subsequent redemption of  $23.0 million in subordinated notes in February 2020, positioned the Company to deliver a record year in 2020," stated William J. Pasenelli, President and Chief Executive Officer.

"In early March, we quickly responded to the COVID-19 pandemic's unprecedented public health and economic crisis. We efficiently implemented our Board approved pandemic preparedness plan in order to protect the health of our employees, customers and vendors. The dedication of our employees as well as our technology and infrastructure platform investments  made during the last two years, enabled us to maintain and deliver an exceptional level of service to our customers during these uncertain times."

"We are dedicated to helping our customers in this difficult time get the financial assistance they need," stated James M. Burke, Executive Vice President and Bank President. "We developed loan deferral programs tailored to address the needs of our commercial business customers and individuals. Further, our lending operations are fully dedicated to assist local business owners participating in the Small Business Administration's Payroll Protection Program. While this unprecedented crisis grips our nation, our ongoing commitment to our communities will  continue providing access to existing and future federal and state relief programs."

First Quarter Highlights

· Net income for the three months ended March 31, 2020 decreased $1.3 million to $2.7 million, or $0.47 per share, compared to $4.1 million, or $0.73 per share, in the prior quarter. The Company’s ROAA and ROACE were 0.61% and 6.00% in 2020Q1 compared to 0.91% and 9.58% in the prior quarter. The Company had no material adjustments to operating net income at March 31, 2020 and December 31, 2019 and operating earnings per share, operating ROAA and operating ROACE were the same (see Non-GAAP reconciliation schedules).

	Three Months Ended
(dollars in thousands)	March 31, 2020	December 31, 2019	$ Variance	% Variance
Operations Data:
Interest and dividend income	$18,039	$18,279	$(240)	(1.3)%
Interest expense	3,686	4,566	(880)	(19.3)%
Net interest income	14,353	13,713	640	4.7%
Provision for loan losses	4,100	805	3,295	409.3%
Noninterest income	2,121	2,213	(92)	(4.2)%
Noninterest expense	9,683	9,488	195	2.1%
Income before income taxes	2,691	5,633	(2,942)	(52.2)%
Income tax (benefit) expense	(57)	1,558	(1,615)	(103.7)%
Net income	$2,748	$4,075	$(1,327)	(32.6)%

At and for the three months ended March 31, 2020, the Company's allowance for loan loss ("ALLL") and provision for loan losses were negatively impacted by COVID-19. The allowance increased $4.1 million or 37.6% to $15.1 million at March 31, 2020 from $10.9 million at December 31, 2019. ALLL and PLL increases were primarily due to elevated scores for three qualitative factors (economic conditions, regulatory environment and lending policies and staff capabilities) in the Company's incurred loss model . Management believes that PLL and ALLL as a percent of total loans may increase in future periods if the credit quality of our loan portfolio declines and loan defaults increase as a result of the COVID-19 pandemic.

The decrease in income tax expense for the three months ended March 31, 2020 was primarily due to a change in the Company's state tax apportionment approach which was implemented during the first quarter of 2020 and included the impact of amended income tax filings of the Company and Bank. Management evaluated the tax position and determined the change in tax position qualified as a change in estimate under FASB ASC Section 250. The following table shows a breakdown of income tax expense for the three months ended March 31, 2020 split between the apportionment adjustment and a normalized first quarter 2020 income tax provision:

(dollars in thousands)	Three Months Ended March 31, 2020
	Tax Provision	Effective Tax Rate
Income tax apportionment adjustment	$(743)	(27.6)%
Income taxes before apportionment adjustment	686	25.5%
Income tax (benefit) expense as reported	$(57)	(2.1)%

Income before income taxes	$2,691

The Company’s consolidated effective tax rate is expected to be between 25.40% and 26.06% in 2020.

· Net interest margin increased to 3.43% for the three months ended March 31, 2020 from 3.29% for the three months ended December 31, 2019. Net interest income increased $640,000 from $13.7 million in the previous quarter to $14.4 million in the first quarter of 2020. Accretion interest was $222,000 and $240,000 for the comparable periods. For the three months ended March 31, 2020, loan yields and overall interest-earning asset yields decreased 14 and eight basis points to 4.56% and 4.31%, respectively, compared to 4.70% and 4.39%, respectively, for the three months ended December 31, 2019.

· The Bank’s cost of funds decreased 21 points to 0.93% for the three months ended March 31, 2020 from 1.14% for the three months ended December 31, 2019. Average loans increased $38.0 million from $1,409.5 million in the fourth quarter of 2019 to $1,447.5 million in the first quarter of 2020.

· Noninterest expense of $9.7 million at March 31, 2020 increased $195,000 compared to $9.5 million in the prior quarter. The first quarter 2020 increase above the projected $9.2-$9.4 million quarterly run rate disclosed in the fourth quarter of 2019, was primarily due to higher than average OREO valuation allowances and data processing. During the first quarter of 2020, OREO expenses increased approximately $500,000 more than expected due to an elevated valuation allowance. Adjusted noninterest expense, which excluded OREO related expenses decreased $375,000 to $8.9 million for the three months ended March 31, 2020 compared to $9.3 million for the three months ended December 31, 2019. The following is a summary breakdown of noninterest expenses comparing March 31, 2020 and December 31, 2019:

	Three Months Ended
(dollars in thousands)	March 31, 2020	December 31, 2019	$ Change	% Change
Salary and employee benefits	$5,188	$5,408	$(220)	(4.1)%
OREO valuation allowance and expenses	782	212	570	268.9%
Operating expenses	3,713	3,868	(155)	(4.0)%
Total noninterest expense	$9,683	$9,488	$195	2.1%

· The GAAP efficiency ratio was 58.78% for the three months ended March 31, 2020 compared to 59.58% for the three months ended December 31, 2019. Management remains committed to controlling expenses. The non-GAAP (or “operating”) efficiency ratio, which excludes merger and acquisition costs, securities gains and losses, OREO gains and losses and other non-core activities, was 55.39% at March 31, 2020 compared to 59.00% at December 31, 2019 (see Non-GAAP reconciliation schedules).

· Nonperforming assets continued to improve in the first quarter of 2020. Non-accrual loans, OREO and TDRs to total assets decreased 18 basis points to 1.28% at March 31, 2020 compared to 1.46% at December 31, 2019. Classified assets as a percentage of assets decreased 10 basis points to 1.83% at March 31, 2020 from 1.93% at December 31, 2019.

· During the first quarter, gross loans increased 9.9% annualized or $35.9 million from $1,454.2 million at December 31, 2019 to $1,490.1 million at March 31, 2020. The Company’s loan pipeline was approximately $118.1 million at March 31, 2020 compared to $104.0 million at December 31, 2019. Management believes the pipeline will likely decrease as a result of the COVID-19 crisis for the balance of 2020.

· Total deposits increased modestly $752,000 to $1,512.6 million at March 31, 2020 compared to $1,511.8 million at December 31, 2019. The $752,000 increase included a $9.0 million increase to transaction deposits and a $8.3 million decrease to time deposits. Non-interest bearing demand deposits have increased $12.9 million or 5.4% to $254.1 million (16.8% of deposits) at March 31, 2020 compared to $241.2 million (16.0% of deposits) at December 31, 2019.

COVID-19 Response

The outbreak of COVID-19 has adversely impacted a range of industries in the Company's footprint. The length and the severity of the pandemic could prevent our customers from fulfilling their financial obligations to the Company. While there have been no material impacts to the Company's employees or business to date, COVID-19 could potentially create business continuity issues for the Company. Congress, the President of the United States ("POTUS"), and the Federal Reserve have taken actions designed to cushion the economic fallout. Most notably, the Coronavirus Aid, Relief and Economic Security ("CARES") Act was signed into law on March 27, 2020 as a $2 trillion legislative package. The goal of the CARES Act is to prevent a severe economic downturn through various measures, including direct financial aid to American families and economic stimulus to significantly impacted industry sectors.

The Company has taken significant steps to protect the health and well-being of its employees and customers and to assist customers who have been impacted by the COVID-19 pandemic. These steps are reflected in our Board-approved Pandemic Preparedness Plan that includes the following practices and procedures:

· Management's Pandemic team, which includes members of the Executive team, Accounting, Risk, Information Technology, Lending, Operations, Human Resources, and Facilities meets at least weekly and more frequently as needed. Executive management reports at least weekly, or more as needed to the Chairman of the Board and Lead Director of the Company. The Board is updated on a regular basis and as needed by Executive management and the Chairman of the Board and Lead Director.

· We successfully deployed a remote working strategy. This allowed us to provide timely communication to team members as well as to our customers, implemented protocols for team member safety, and initiated strategies for monitoring and responding to local COVID-19 impacts - including critical customer relief efforts. The Company's preparedness efforts, coupled with quick and decisive plan implementation, resulted in minimal impacts to operations as a result of COVID-19. Improvements to the Company's technology platforms over the last several years enabled the successful transition to a remote work environment for certain employees whose job responsibilities can be carried out effectively from home.

· We closed our branch lobbies. The Company is committed to assisting our customers and communities in this time of need. To ensure the health and safety of our customers and employees, all branch locations are serving customers through the drive thru only. Customers who need emergency branch access, including safe deposit box access, are able to make appointments to address these needs. Our branches have been supplied with masks, gloves and disinfectant materials for employees to use throughout the day. All facilities and ATMs are being cleaned daily.

· We remain focused on the well-being of our employees. To help maintain high morale and assist with family needs, our marketing and human relations departments create thoughtful recognition events including spot bonuses for branch and internal employees while they continue their exceptional work. Executive management established regular communications with employees to keep them informed of  benefits available to them and steps we are taking to keep them safe.

· We are helping our deposit customers.  Some measures include assisting customers with stopping recurring transactions to eliminate overdraft fees and increasing deposit limits on our mobile App. We are monitoring the Customer Support Center staffing to ensure successful management of call volume. We continue to perform all customer requests including onboarding and closing accounts effectively, through our online channel, the drive thru and branch staff.

· We have tailored payment deferral programs for our business and individual customers who are adversely affected by the pandemic. Depending on the demonstrated need of the client, the Company is deferring either the full loan payment or the principal component of the loan payment between 90 and 180 days. There were no loan deferral agreements completed as of March 31, 2020. As of April 30, 2020, the Company had executed 66 loan deferrals on outstanding loan balances of $47.4 million. Also as of April 30, 2020, the Company was processing 305 deferral requests representing $233.5 million in outstanding balances. Given the ongoing uncertainty regarding the length and economic impact of the COVID-19 crisis and the effects of various government stimulus programs, the estimated number and dollar impact of loan deferrals the Company could execute is subject to change.

· We are funding Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans. The Company is actively assisting its customers with applications for resources through the program. There were no funded PPP loans as of March 31, 2020. As of April 30, 2020, the Company had funded or received SBA approvals to fund 770 SBA PPP loans representing $121.5 million. In addition, due to a second round of funding authorized by POTUS and Congress, as of April 30, 2020, the Bank is processing an additional 58 SBA PPP loan requests representing $3.5 million that have not yet been submitted to the SBA. We will continue to assist the community until the authorized funding is depleted.

· The Federal Reserve created a lending facility to fund banks offering SBA PPP loans (the Federal Reserve "PPPL" program). The Company is participating in the Federal Reserve Bank's PPPL Program. There were no advances under the PPPL program as of March 31, 2020. As of April 30, 2020, the Company's outstanding PPPL advances were $106.2 million. It is the Company's intention to fund most PPP loans through the PPPL program.

Management's COVID-19 credit analysis is included in our Asset Quality discussion.

Balance Sheet - Asset Quality

We expect the COVID-19 pandemic to have an adverse effect on our loan pipeline and the credit quality of our loan portfolio during the remainder of 2020. Disruption to our customers could result in increased loan delinquencies and defaults and a decline in local loan demand. The Company's COVID-19 loan deferral commercial and retail programs will increase the difficulty in timely identification of problem credits. Management believes impaired loans may increase in the future as a result of the COVID-19 pandemic. However, it is not possible to project the impact with any precision at this time. No credit issues are anticipated with SBA PPP loans as they are guaranteed by the Small Business Administration.

Non-accrual loans and OREO to total assets decreased 19 basis points from 1.43% at December 31, 2019 to 1.24% at March 31, 2020. Non-accrual loans, OREO and TDRs to total assets decreased 18 basis points from 1.46% at December 31, 2019 to 1.28% at March 31, 2020.

Non-accrual loans decreased $1.5 million from $17.9 million at December 31, 2019 to $16.3 million at March 31, 2020. The decrease in non-accrual loans during the first three months 2020, was largely the result of approximately $1.5 million non-accrual loans returning to accrual status. At March 31, 2020, $14.1 million or 86.1% of total non-accruals of $16.3 million related to seven customer relationships. At December 31, 2019, $15.0 million or 84% of total non-accruals of $17.9 million related to seven customer relationships. Non-accrual loans of $1.5 million (9%) were current with all payments of principal and interest with no impairment at March 31, 2020. Delinquent non-accrual loans were $14.9 million (91%) with specific reserves of $1.6 million at March 31, 2020.

Classified assets decreased $1.1 million from $34.6 million at December 31, 2019 to $33.5 million at March 31, 2020. Management considers classified assets to be an important measure of asset quality. The following is a breakdown of the Company’s classified and special mention assets at March 31, 2020 and December 31, 2019, 2018, 2017, and 2016, respectively:

Classified Assets and Special Mention Assets

(dollars in thousands)	As of 3/31/2020	As of 12/31/2019	As of 12/31/2018	As of 12/31/2017	As of 12/31/2016
Classified loans
Substandard	$27,151	$26,863	$32,226	$40,306	$30,463
Doubtful	—	—	—	—	137
Total classified loans	27,151	26,863	32,226	40,306	30,600
Special mention loans	1,045	—	—	96	—
Total classified and special mention loans	$28,196	$26,863	$32,226	$40,402	$30,600

Classified loans	27,151	26,863	32,226	40,306	30,600
Classified securities	—	—	482	651	883
Other real estate owned	6,338	7,773	8,111	9,341	7,763
Total classified assets	$33,489	$34,636	$40,819	$50,298	$39,246

Total classified assets as a percentage of total assets	1.83%	1.93%	2.42%	3.58%	2.94%
Total classified assets as a percentage of Risk Based Capital	17.00%	16.21%	21.54%	32.10%	26.13%

The OREO balance decreased $1.4 million from $7.8 million December 31, 2019 to $6.3 million at March 31, 2020. During the three months ended March 31, 2020 there were no OREO additions. OREO disposals of $703,000 netted losses of $3,000 on disposals for the three months ended March 31, 2020. To adjust properties to current appraised values, additions to the valuation allowance of $732,000 were taken for the three months ended March 31, 2020. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs. The first quarter of 2020 valuation adjustment of $732,000 consisted of reductions of carrying value to $2.9 million for four properties. Valuation allowances of $358,000 reduced the carrying value of three properties to $1.3 million which consist of older residential lots and a commercial lot. Management reduced the listed sales price on these properties during the first quarter of 2020. Valuation allowances of $374,000 reduced the carrying value of one commercial office building to $1.6 million that is scheduled with a buyer for settlement in early May 2020.

The Company recorded a $4.1 million and $500,000 provision for loan loss expense for the three months ended March 31, 2020 and 2019, respectively. Net recoveries of $19,000 were recognized for the three months ended March 31, 2020. Net charge-offs of $630,000 were recognized for the same period in 2019. The allowance increased $4.1 million or 37.64% to $15.1 million at March 31, 2020 from $10.9 million at December 31, 2019. Allowance for loan loss levels increased to 1.01% of total loans at March 31, 2020 compared to 0.75% at December 31, 2019. The Company's March 31, 2020 general allowance and specific allowances increased 20 and six basis points to 0.90% and 0.11% of total loans compared to December 31, 2019. The allowance as a percentage of non-acquired loans increased 27 basis points to 1.06% at March 31, 2020 from 0.79% at December 31, 2019.

The Company's allowance methodology considers quantitative historical loss factors and qualitative factors to determine the estimated level of incurred losses inherent in the Company's loan portfolios. The increased provision recorded in the first three months of 2020 was due to growth in the loan portfolio and the uncertainty surrounding economic conditions as a result of the COVID-19 pandemic. In the first quarter of 2020, increased provisions were primarily due to adjustments to three qualitative factors (economic conditions, regulatory environment and lending policies and staff capabilities).

The Company's ALLL factors scoring considered the current economic implications and rising unemployment rate from the COVID-19 pandemic. Specifically, in March 2020, the strength of the U.S. economy deteriorated as a result of the COVID-19 pandemic. While job growth averaged approximately 245,000 per month for the first two months of the quarter, based on preliminary estimates, approximately 700,000 jobs were lost in March 2020. Additionally, the national unemployment rate increased from 3.5% as of December 31, 2019 to 4.4% as of March 31, 2020. It is expected that this rate will continue to increase as a result of the COVID-19 pandemic. Based on the above-mentioned current economic indicators, the Company increased the economic factors within the allowance for loan losses evaluation.

Management also increased the regulatory environment factor. Although POTUS, Congress, financial  regulators, the SEC and the FASB have been accommodating to encourage Banks to work with impacted customers, the CARES Act and regulatory guidance as of March 31, 2020 increased the need to use other metrics to quantify incurred losses in the Company's loan portfolio.  Both regulatory allowed TDR and delinquency treatment and the length of loan deferral periods will potentially make certain qualitative ALLL credit metrics less transparent, timely and useful. Delinquency, loan classifications and charge-offs are examples of ALLL factors that were not as useful at March 31, 2020 as they were for prior quarters. These metrics are expected to become less useful during the Company's loan deferral periods. Management intends to review ALLL factors in future quarters to consider the impact on credit metrics resulting from COVID-19 loan deferral programs. This review could result in changes in the weightings of existing ALLL factors and the consideration of new factors to estimate incurred losses in the Company's loan portfolios as a result of the COVID-19 crisis.

Management also increased the lending policies and staff capabilities factor. The Company's credit and lending employees were extremely busy during March 2020 working with customers who were  experiencing financial stress as a result of COVID-19. This heightened level of activity is expected to continue during the COVID-19 crisis through the Company's participation in the SBA PPP program as well as working with impacted customers on loan deferral programs. The increase in activity, new regulations and similar FTE pre-COVID-19 crisis staff levels increased the lending policies and staff capabilities factor at March 31, 2020.

We believe that the allowance for loan losses as a percent of total loans may increase in future periods based on our belief that the credit quality of our loan portfolio could decline and loan defaults may increase as a result of the COVID-19 pandemic.

The Company is working with customers directly affected by COVID-19. The Company is prepared to offer short-term assistance in accordance with applicable regulatory guidelines. As a result of the current economic environment caused by the COVID-19 virus, the Company is engaging in more frequent communication with borrowers to better understand their situation and the challenges faced, allowing it to respond proactively as needs and issues arise.

We anticipate that a significant portion of the Bank's borrowers in the hotel, restaurant and retail industries will continue to endure significant economic distress, which has caused, and may continue to cause, them to draw on their existing lines of credit. This scenario may adversely affect their ability to repay existing indebtedness and may negatively impact the value of collateral. These developments, together with economic conditions, could materially impact our commercial real estate portfolio, particularly with respect to real estate with exposure to specific industries, and the value of certain collateral securing our loans. As a result, we anticipate that our financial condition, capital levels and results of operations could be adversely affected.

While all industries have and will continue to experience adverse impacts as a result of COVID-19 virus, we had exposure (on balance sheet loans and commitments to lend) in the following loan categories considered to be "at-risk" of significant impact as of March 31, 2020.

(dollars in thousands)	March 31, 2020
Industry	Principal Balance	% of Loan Portfolio	Unused Commitment
Hotels	$61,875	4.2%	$22,138
Restaurants & Food Service	25,577	1.7%	968
Arts, Entertainment, and Recreation	15,749	1.1%	2,468
Retail Trade	17,756	1.2%	3,191

Balance Sheet

Total assets increased $29.1 million, or 1.6%, to $1.83 billion at March 31, 2020 compared to total assets of $1.80 billion at December 31, 2019 primarily due to increased net loans of $32.0 million. In addition, total assets increased $8.3 million for investments, OREO decreased $1.4 million, cash decreased $6.6 million and right of use assets for operating leases decreased $125,000. All other assets decreased $3.0 million. The Company’s loan pipeline was approximately $118.1 million at March 31, 2020.

The following tables breakdown of loan growth for three months ended  March 31, 2020 and December 31, 2019 by portfolio:

BY LOAN TYPE	March 31, 2020%		December 31, 2019%		$ Change	Annualized % Change
Commercial real estate	$977,678	65.61%	$964,777	66.34%	$12,901	5.3%
Residential first mortgages	170,795	11.46%	167,710	11.53%	3,085	7.4%
Residential rentals	133,016	8.93%	123,601	8.50%	9,415	30.5%
Construction and land development	38,627	2.59%	34,133	2.35%	4,494	52.7%
Home equity and second mortgages	35,937	2.41%	36,098	2.48%	(161)	(1.8)%
Commercial loans	70,971	4.76%	63,102	4.34%	7,869	49.9%
Consumer loans	1,134	0.08%	1,104	0.08%	30	10.9%
Commercial equipment	61,931	4.16%	63,647	4.38%	(1,716)	(10.8)%
Gross loans	1,490,089	100.00%	1,454,172	100.00%	35,917	9.9%
Net deferred costs	2,059	0.14%	1,879	0.13%	180	38.3%
Total loans, net of deferred costs	$1,492,148		$1,456,051		$36,097	9.9%

The growth in the commercial real estate and commercial portfolios should increase asset sensitivity over time. Commercial real estate decreased from 66.34% of gross loans at December 31, 2019 to 65.61% at March 31, 2020.

Acquired and non-acquired loans at March 31, 2020 and December 31, 2019 were as follows:

BY ACQUIRED AND NON-ACQUIRED	March 31, 2020%		December 31, 2019%
Acquired loans - performing	69,205	4.65%	74,654	5.13%
Acquired loans - purchase credit impaired ("PCI")	2,125	0.14%	2,424	0.17%
Total acquired loans	71,330	4.79%	77,078	5.30%
Non-acquired loans**	1,418,759	95.21%	1,377,094	94.70%
Gross loans	1,490,089	100.00%	1,454,172	100.00%
Net deferred costs	2,059	0.14%	1,879	0.13%
Total loans, net of deferred costs	1,492,148		1,456,051

** Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

Non-owner occupied commercial real estate as a percentage of risk-based capital at March 31, 2020 and December 31, 2019 were $663 million or 343% and $639 million or 320%, respectively. Construction loans as a percentage of risk-based capital at March 31, 2020 and December 31, 2019 were $158 million or 82% and $147 million or 74%, respectively. Regulatory loan concentrations increased in the first quarter of 2020 due primarily to a reduction in total regulatory capital from the redemption of the $23.0 million of 6.25% fixed-to-floating rate subordinated notes in February 2020.

The Bank uses both retail deposits and wholesale funding. Retail deposits include municipal deposits. Wholesale funding includes short-term borrowings, long-term borrowings and brokered deposits. Retail deposits continue to be the most significant source of funds totaling $1,511.6 million or 94.1% of funding at March 31, 2020 compared to $1,510.8 million or 97.0% of funding at December 31, 2019. Wholesale funding, which consisted of FHLB advances and brokered deposits, was $95.4 million or 5.9% of funding at March 31, 2020 compared to $46.4 million or 3.0% of funding at December 31, 2019. In addition to funding for operations, the Company had junior subordinated debentures of $12.0 million and subordinated notes of $23.0 million at December 31, 2019. On February 15, 2020, the Company redeemed the Company’s outstanding $23.0 million of 6.25% fixed-to-floating rate subordinated notes.

Total deposits increased $752,000 or 0.05% (0.2% annualized) to $1,512.6 million at March 31, 2020 compared to $1,511.8 million at December 31, 2019. The $752,000 increase was comprised of a $9.0 million increase to transaction deposits and a $8.3 million decrease to time deposits. Reciprocal deposits are included in transaction deposits and are used to maximize FDIC insurance available to our customers. Reciprocal deposits decreased $14.3 million to $335.7 million at March 31, 2020 compared to $350.0 million at December 31, 2019.

The Bank typically experiences a reduction in transaction deposits during the first quarter as our business customers use transaction account balances to pay expenses and taxes accrued in the prior year. During the second quarter deposit balances generally increase through the end of the year. In the first quarter of 2020, transaction deposits increased. The Bank continued to see success growing its retail deposit customers during the first quarter of 2020. Non-interest-bearing demand deposits increased $12.9 million or 5.4% to $254.1 million (16.8% of deposits) at March 31, 2020 compared to $241.2 million (15.95% of deposits) at December 31, 2019.  In addition, some balances possibly remained in accounts due to the COVID-19 March 2020 pandemic declaration as required tax payments were delayed until July and customers began to furlough employees. We believe that deposit levels could decrease in future periods as a result of the distressed economic conditions in our market areas relating to the COVID-19 pandemic. However, it is not possible to project the impact with any precision at this time. We do expect a temporary increase in deposit balances in the second quarter of 2020 due our customers participation in the SBA PPP loan program.

As of March 31, 2020, the Company had loans and securities pledged or in safekeeping at FHLB with a collateral value of $519.1 million. The Company had $296.4 million in loan collateral and $222.6 million of AFS securities collateral, partially offset by FHLB outstanding advances of $94.4 million, FHLB letters of credit of $43.0 million, and amounts pledged to municipalities of $56.2 million, resulting in total available collateral for FHLB borrowings of $325.5 million at March 31, 2020.

During the last two years, liquidity strengthened with strong core deposit growth and balanced interest-earning asset growth. The Company's reliance on wholesale funding decreased from 18.63% of assets at December 31, 2017 to 5.22% of assets at March 31, 2020. The Company’s net loan to deposit ratio increased from 95.6% at December 31, 2019 to 97.7% at March 31, 2020.

The Bank will be utilizing the Federal Reserve PPPL lending facility to fund SBA PPP loans. The Company's available borrowing availability from FHLB is not expected to be impacted because the Company's intention is to fund most PPP loans through the PPPL program. Federal Reserve PPPL advances and the SBA PPP loans will be excluded from the leverage ratio, be non-recourse, have the same two-year term and receive 100% value for the pledged PPP loan collateral.

On December 31, 2019, the Company issued a total of 312,747 shares of its common stock, par value $0.01 in a private placement offering. The Company received net proceeds of $10.6 million after deal expenses. On February 15, 2020, the Company used the proceeds and a cash dividend from the Bank to redeem the Company’s outstanding $23.0 million of 6.25% fixed-to-floating rate subordinated notes. The redemption of the $23.0 million in subordinated notes in February 2020 will reduce interest expense by approximately $1.4 million on an annualized basis and be accretive to earnings. The annualized positive impact on net interest margin is estimated to be between eight and nine basis points.

Total stockholders’ equity increased $3.8 million, or 2.1%, to $185.3 million at March 31, 2020 compared to $181.5 million at December 31, 2019. This increase primarily resulted from net income of $2.7 million, an increase in accumulated other comprehensive income of $1.7 million and net stock related activities in connection with stock-based compensation and ESOP activity of $72,000. These increases to stockholders’ equity were partially offset by decreases due to common dividends paid of $702,000. The Company’s ratio of tangible common equity to tangible assets increased to 9.51% at March 31, 2020 from 9.44% at December 31, 2019 (see Non-GAAP reconciliation schedules). The Company’s Common Equity Tier 1 (“CET1”) ratio was 11.04% at March 31, 2020 and 11.11% at  December 31, 2019. The Company remains well capitalized at March 31, 2020 with a Tier 1 capital to average assets (leverage ratio) of 10.20% at March 31, 2020 compared to 10.08% at December 31, 2019.

Income Statement

Net Income

The Company reported net income for the three months ended March 31, 2020 of $2.75 million or diluted earnings per share of $0.47 compared to net income of $3.88 million or $0.70 per diluted share for the three months ended March 31, 2019. The Company’s ROAA and ROACE were 0.61% and 6.00% for the three months ended March 31, 2020 compared to 0.91% and 9.85% in March 31, 2019.

The $1.13 million decrease to net income in the first quarter of 2020 compared to the same quarter in 2019 was due to increased provision for loan losses and noninterest expense, partially offset by increased net interest income and noninterest income. Decreases to income before taxes were partially offset by decreased income tax expense of $1.4 million for the comparable periods. The decrease in income tax expense was due to a change in the Company's state tax apportionment approach and included adjustments in the first quarter of 2020 for amended income tax filings of the Company and Bank.

Net Interest Income

Net interest income increased 10.1% or $1.3 million to $14.4 million for the three months ended March 31, 2020 compared to $13.0 million for the three months ended March 31, 2019. Net interest margin of 3.43% at March 31, 2020 increased 12 basis points from 3.31% at March 31, 2019. The increase in net interest margin from the first quarter of 2019 resulted primarily from the Company’s overall funding costs decreasing at a faster rate than interest earning asset yields. Interest income increased $242,000 for the three months ended March 31, 2020 compared to the first quarter of 2019. The increase in interest income resulted from larger average balances of interest-earning assets contributing $1.1 million partially offset by lower interest yields accounting for $887,000. Interest expense decreased $1.1 million for the three months ended March 31, 2020 compared to the first quarter of 2019. Lower interest rates accounted for $905,000 of the decrease in interest expense and decreases in the average balance of interest-bearing liabilities contributed $169,000.

Fluctuations in net interest income can result from the combination of changes in the average balances of asset and liability categories and changes in interest rates. Interest rates earned and paid are affected by general economic conditions, particularly changes in market interest rates, and by competitive factors, government policies and actions of regulatory authorities. The Federal Reserve decreased the targeted federal funds rate by a total of 75 basis points in the second half of 2019. In addition, in response to the COVID-19 pandemic, the Federal Reserve decreased the targeted federal funds interest rate by a total of 150 basis points in March 2020. These decreases impact the comparability of net interest income between 2019 and 2020.

The sharp decline in interest rates during the first quarter of 2020 not only reduced interest income on floating-rate commercial loans and liquid interest-earning assets, but it also reduced competitive pressures and depositor expectations concerning deposit interest rates. Due to a slightly liability-sensitive balance sheet, the Company experienced increasing net interest margin in the first quarter of 2020 and increasing margins are likely to continue into the second quarter of 2020. Some compression of our net interest margin is foreseeable in the second half of 2020 due to the COVID-19 crisis as the Bank will likely maintain higher levels of liquidity and loan growth will likely slow due to delays in business investment activity.

The below table provides information on the impact of changes in volume and rate for the three months ended March 31, 2020 and 2019:

Three Months Ended March 31, 2020 compared to March 31, 2019

(dollars in thousands)	Volume	Due to Rate	Total
Loan portfolio (1)	$1,173	$(800)	$373
Investment securities, federal funds sold and interest bearing deposits	(44)	(87)	(131)
Total interest-earning assets	$1,129	$(887)	$242
Savings	$—	$1	$1
Interest-bearing demand and money market accounts	176	(557)	(381)
Certificates of deposit	(259)	(85)	(344)
Long-term debt	164	(50)	114
Short-term debt	(150)	(115)	(265)
Subordinated notes	(100)	(75)	(175)
TRUPs	—	(24)	(24)
Total interest-bearing liabilities	$(169)	$(905)	$(1,074)
Net change in net interest income	$1,298	$18	$1,316

(1) Average balance includes non-accrual loans

Noninterest Income and Noninterest Expenses

Noninterest income of $2.1 million for the three months ended March 31, 2020 increased by $1.1 million compared to $1.1 million for the three months ended March 31, 2019. The increase was due to $329,000 in net gains on the sale of securities, $502,000 of interest rate protection referral fee income and increased service charge income of $252,000. During 2019, the Bank added a new product and began referring customers to a third-party financial institution that offers interest rate protection for the length of a loan. Increased service charges were due to a larger customer base and the growth in organic deposits over the last two years. In addition, the Bank revamped its retail deposit account product offerings during the second half of 2019 and focused on adding more consumer checking accounts. The Bank continues to work with its commercial customers to encourage their employees to bank with us. Noninterest income as a percentage of average assets was 0.47% and 0.25%, respectively, for the three months ended March 31, 2020 and 2019.

Noninterest expense increased $1.3 million or 15.2% to $9.7 million for the three months ended March 31, 2020 compared to $8.4 million for the three months ended March 31, 2019. The increase in noninterest expense for the comparable periods was primarily due to increased compensation and benefits of $385,000 and OREO expenses of $726,000. Operating expenses increased $167,000 for the comparable periods as increases in data processing and professional fees were offset by decreases in all other operating expenses including occupancy, advertising, depreciation and other expenses. The first quarter 2020 increase above the projected $9.2-$9.4 million quarterly run rate disclosed in the fourth quarter of 2019, was primarily due to higher than average OREO valuation allowances and professional fees. During the first quarter of 2020, OREO expenses increased approximately $500,000 more than expected due to elevated valuation allowance. Adjusted noninterest expense, which excludes merger-related expenses and OREO related expenses increased $552,000 to $8.9 million for the three months ended March 31, 2020 compared to $8.3 million for the three months ended March 31, 2019.

The Company’s efficiency ratio was 58.78% for the three months ended March 31, 2020 compared to 59.62% for the three months ended March 31, 2019. The operating efficiency ratio, which excludes securities gains and losses, OREO gains and losses and other non-core activities, was 55.39% and 59.46% for the same periods (see Non-GAAP reconciliation schedules). The Company’s GAAP net operating expense ratio was 1.68% at March 31, 2020 compared to 1.73% at March 31, 2019. The non-GAAP net operating expense ratio, which excludes securities gains and losses, OREO gains and losses and other non-core activities, was 1.60% and 1.73% for the same periods (see Non-GAAP reconciliation schedules). The efficiency and net operating expense ratios have improved (decreased) as the Company has been able to generate more noninterest income while controlling expense growth.

The following is a summary of noninterest expense:

	Three Months Ended March 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Salary and employee benefits	$5,188	$4,803	$385	8.0%
OREO valuation allowance and expenses	782	56	726	1,296.4%
Operating expenses	3,713	3,546	167	4.7%
Total noninterest expense	$9,683	$8,405	$1,278	15.2%

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $1.8 billion. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s banking centers are located at its main office in Waldorf, Maryland, and branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and Community Bank of the Chesapeake’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations, and any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to any acquisition we have undertaking or that we undertake in the future; plans and cost savings regarding branch closings or consolidation; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: risks, uncertainties and other factors relating to the COVID-19 pandemic (including the length of time that the pandemic continues, the duration of shelter in place orders and the potential imposition of further restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state and local governments, and the inability of employees to work due to illness, quarantine, or government mandates); the synergies and other expected financial benefits from the County First acquisition, or any other acquisition that we undertake in the future; may not be realized within the expected time frames; changes in The Community Financial Corporation or Community Bank of the Chesapeake’s strategy, costs or difficulties related to integration matters might be greater than expected; availability of and costs associated with obtaining adequate and timely sources of liquidity; the ability to maintain credit quality; general economic trends; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the impact of government shutdowns or sequestration; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of litigation that may arise; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2019, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of March 31, 2020. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

CONTACTS:
William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)
CONDENSED CONSOLIDATED INCOME STATEMENT

	Three Months Ended
(dollars in thousands, except per share amounts )	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest and Dividend Income
Loans, including fees	$16,502	$16,565	$16,542	$16,366	$16,129
Interest and dividends on securities	1,469	1,508	1,606	1,677	1,623
Interest on deposits with banks	68	206	111	75	45
Total Interest and Dividend Income	18,039	18,279	18,259	18,118	17,797
Interest Expense
Deposits	3,044	3,777	3,867	3,966	3,768
Short-term borrowings	69	65	140	235	334
Long-term debt	573	724	727	658	658
Total Interest Expense	3,686	4,566	4,734	4,859	4,760
Net Interest Income (NII)	14,353	13,713	13,525	13,259	13,037
Provision for loan losses	4,100	805	450	375	500
NII After Provision For Loan Losses	10,253	12,908	13,075	12,884	12,537
Noninterest Income
Loan appraisal, credit, and misc. charges	14	131	109	38	58
Net gains on sale of investment securities	329	226	—	—	—
Unrealized gains (losses) on equity securities	75	(22)	35	65	56
Loss on premises and equipment held for sale	—	(1)	—	—	—
Income from bank owned life insurance	219	223	223	222	217
Service charges	982	916	834	828	730
Referral fee income	502	740	38	100	—
Total Noninterest Income	2,121	2,213	1,239	1,253	1,061
Noninterest Expense
Salary and employee benefits	5,188	5,408	5,353	4,881	4,803
Occupancy expense	734	812	730	753	806
Advertising	121	152	250	163	197
Data processing expense	928	780	793	755	720
Professional fees	626	649	523	606	418
Depreciation of premises and equipment	158	165	165	166	189
Telephone communications	43	39	46	66	52
Office supplies	31	45	34	33	37
FDIC Insurance	170	(3)	2	160	175
OREO valuation allowance and expenses	782	212	263	432	56
Core deposit intangible amortization	157	163	169	175	181
Other	745	1,066	896	926	771
Total Noninterest Expense	9,683	9,488	9,224	9,116	8,405
Income before income taxes	2,691	5,633	5,090	5,021	5,193
Income tax expense	(57)	1,558	1,397	1,394	1,316
Net Income	$2,748	$4,075	$3,693	$3,627	$3,877

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts )	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Assets
Cash and due from banks	$15,498	$25,065	$37,923	$26,894	$16,711
Federal funds sold	—	—	42,205	8,350	—
Interest-bearing deposits with banks	10,344	7,404	36,563	3,102	2,997
Securities available for sale (AFS), at fair value	214,163	208,187	131,288	130,212	128,400
Securities held to maturity (HTM), at amortized cost	—	—	88,654	95,657	95,495
Equity securities carried at fair value through income	4,768	4,669	4,665	4,603	4,511
Non-marketable equity securities held in other financial institutions	209	209	209	209	209
Federal Home Loan Bank (FHLB) stock - at cost	5,627	3,447	4,510	3,236	3,874
Loans receivable	1,492,148	1,456,051	1,417,108	1,388,549	1,364,437
Less: allowance for loan losses	(15,061)	(10,942)	(11,252)	(10,918)	(10,846)
Net Loans	1,477,087	1,445,109	1,405,856	1,377,631	1,353,591
Goodwill	10,835	10,835	10,835	10,835	10,835
Premises and equipment, net	21,305	21,662	22,320	22,575	22,922
Premises and equipment held for sale	430	430	—	—	—
Other real estate owned (OREO)	6,338	7,773	10,195	10,307	10,949
Accrued interest receivable	5,077	5,019	5,213	5,431	5,331
Investment in bank owned life insurance	37,399	37,180	36,958	36,734	36,513
Core deposit intangible	1,961	2,118	2,281	2,450	2,625
Net deferred tax assets	6,421	6,168	5,979	5,915	6,232
Right of use assets - operating leases	8,257	8,382	8,521	9,729	10,044
Other assets	902	3,879	1,557	2,578	708
Total Assets	$1,826,621	$1,797,536	$1,855,732	$1,756,448	$1,711,947
Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$254,114	$241,174	$243,425	$226,712	$214,432
Interest-bearing deposits	1,258,475	1,270,663	1,316,535	1,267,730	1,224,735
Total deposits	1,512,589	1,511,837	1,559,960	1,494,442	1,439,167
Short-term borrowings	27,000	5,000	15,000	10,000	35,000
Long-term debt	67,353	40,370	55,387	30,403	20,419
Guaranteed preferred beneficial interest in junior subordinated debentures (TRUPs)	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 6.25%	—	23,000	23,000	23,000	23,000
Lease liabilities - operating leases	8,397	8,495	8,607	9,797	10,080
Accrued expenses and other liabilities	14,015	15,340	14,369	13,161	13,201
Total Liabilities	1,641,354	1,616,042	1,688,323	1,592,803	1,552,867
Stockholders' Equity
Common stock	59	59	56	56	56
Additional paid in capital	95,581	95,474	84,713	84,613	84,497
Retained earnings	87,070	85,059	81,682	78,689	75,757
Accumulated other comprehensive income (loss)	3,159	1,504	1,715	1,044	(473)
Unearned ESOP shares	(602)	(602)	(757)	(757)	(757)
Total Stockholders' Equity	185,267	181,494	167,409	163,645	159,080
Total Liabilities and Stockholders' Equity	$1,826,621	$1,797,536	$1,855,732	$1,756,448	$1,711,947
Common shares issued and outstanding	5,910,064	5,900,249	5,583,492	5,582,438	5,581,521

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

	Three Months Ended
(dollars in thousands, except per share amounts )	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
KEY OPERATING RATIOS
Return on average assets	0.61%	0.91%	0.84%	0.84%	0.91%
Return on average common equity	6.00	9.58	8.86	8.99	9.85
Average total equity to average total assets	10.20	9.46	9.50	9.38	9.27
Interest rate spread	3.21	3.05	3.07	3.06	3.05
Net interest margin	3.43	3.29	3.33	3.33	3.31
Cost of funds	0.93	1.14	1.21	1.27	1.25
Cost of deposits	0.82	1.00	1.05	1.10	1.07
Cost of debt	2.61	3.19	3.54	3.97	3.68
Efficiency ratio	58.78	59.58	62.48	62.82	59.62
Efficiency ratio - Non-GAAP **	55.39	59.00	60.84	60.11	59.46
Non-interest expense to average assets	2.15	2.11	2.10	2.12	1.98
Net operating expense to average assets	1.68	1.62	1.82	1.83	1.73
Net operating expense to average assets - Non-GAAP **	1.60	1.62	1.77	1.74	1.73
Avg. int-earning assets to avg. int-bearing liabilities	124.44	122.50	122.24	121.15	120.52
Net charge-offs to average loans	—	0.32	0.03	0.09	0.19
COMMON SHARE DATA
Basic net income per common share	$0.47	$0.73	$0.66	$0.65	$0.70
Diluted net income per common share	0.47	0.73	0.66	0.65	0.70
Cash dividends paid per common share	0.125	0.125	0.125	0.13	0.13
Basic - weighted average common shares outstanding	5,886,981	5,563,455	5,560,878	5,559,821	5,558,137
Diluted - weighted average common shares outstanding	5,886,981	5,563,455	5,560,878	5,559,821	5,558,137
ASSET QUALITY
Total assets	$1,826,621	$1,797,536	$1,855,732	$1,756,448	$1,711,947
Gross loans	1,490,089	1,454,172	1,415,417	1,387,186	1,363,176
Classified assets	33,489	34,636	37,166	36,888	35,691
Allowance for loan losses	15,061	10,942	11,252	10,918	10,846
Past due loans - 31 to 89 days	7,921	549	2,252	2,187	771
Past due loans >=90 days	12,877	12,778	11,673	10,459	5,701
Total past due loans (1)	20,798	13,327	13,925	12,646	6,472
Non-accrual loans (2)	16,349	17,857	15,433	13,288	13,815
Accruing troubled debt restructures (TDRs)	641	650	655	2,196	6,652
Other real estate owned (OREO)	6,338	7,773	10,195	10,307	10,949
Non-accrual loans, OREO and TDRs	$23,328	$26,280	$26,283	$25,791	$31,416

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

	Three Months Ended
(dollars in thousands, except per share amounts )	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
ASSET QUALITY RATIOS
Classified assets to total assets	1.83%	1.93%	2.00%	2.10%	2.08%
Classified assets to risk-based capital	17.00	16.21	18.63	18.82	18.52
Allowance for loan losses to total loans	1.01	0.75	0.79	0.79	0.80
Allowance for loan losses to non-accrual loans	92.12	61.28	72.91	82.16	78.51
Past due loans - 31 to 89 days to total loans	0.53	0.04	0.16	0.16	0.06
Past due loans >=90 days to total loans	0.86	0.88	0.82	0.75	0.42
Total past due (delinquency) to total loans	1.40	0.92	0.98	0.91	0.47
Non-accrual loans to total loans	1.10	1.23	1.09	0.96	1.01
Non-accrual loans and TDRs to total loans	1.14	1.27	1.14	1.12	1.50
Non-accrual loans and OREO to total assets	1.24	1.43	1.38	1.34	1.45
Non-accrual loans, OREO and TDRs to total assets	1.28	1.46	1.42	1.47	1.84
COMMON SHARE DATA
Book value per common share	$31.35	$30.76	$29.98	$29.31	$28.50
Tangible book value per common share**	29.18	28.57	27.63	26.93	26.09
Common shares outstanding at end of period	5,910,064	5,900,249	5,583,492	5,582,438	5,581,521
OTHER DATA
Full-time equivalent employees	196	194	198	195	192
Branches	12	12	12	12	12
Loan Production Offices	4	5	5	5	5
CAPITAL RATIOS
Tier 1 capital to average assets	10.20%	10.08%	9.49%	9.48%	9.41%
Tier 1 common capital to risk-weighted assets	11.04	11.11	10.35	10.38	10.39
Tier 1 capital to risk-weighted assets	11.82	11.91	11.16	11.21	11.24
Total risk-based capital to risk-weighted assets	12.80	14.16	13.48	13.56	13.64
Common equity to assets	10.14	10.10	9.02	9.32	9.29
Tangible common equity to tangible assets **	9.51	9.44	8.37	8.63	8.57

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

(1) Delinquency excludes Purchase Credit Impaired ("PCI") loans.
(2) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. At March 31, 2020 and December 31, 2019, the Company had current non-accrual loans of $1.5 million and $5.1 million, respectively.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Three Months Ended
(dollars in thousands, except per share amounts )	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Efficiency ratio - GAAP basis
Noninterest expense	$9,683	$9,488	$9,224	$9,116	$8,405
Net interest income plus noninterest income	16,474	15,926	14,764	14,512	14,098

Efficiency ratio - GAAP basis	58.78%	59.58%	62.48%	62.82%	59.62%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$9,683	$9,488	$9,224	$9,116	$8,405
Non-GAAP adjustments:
OREO valuation allowance and expenses	(782)	(212)	(263)	(432)	(56)
Noninterest expense - as adjusted	8,901	9,276	8,961	8,684	8,349

Net interest income plus noninterest income	16,474	15,926	14,764	14,512	14,098
Non-GAAP adjustments:
(Gains) losses on sale of asset or held for sale assets	—	1	—	—	—
Net (gains) losses on sale of investment securities	(329)	(226)	—	—	—
Unrealized (gains) losses on equity securities	(75)	22	(35)	(65)	(56)
Net interest income plus noninterest income - adjusted	$16,070	$15,723	$14,729	$14,447	$14,042

Efficiency ratio -Non-GAAP basis	55.39%	59.00%	60.84%	60.11%	59.46%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,797,426	$1,797,182	$1,755,022	$1,721,196	$1,699,188

Noninterest expense	9,683	9,488	9,224	9,116	8,405
less: noninterest income	(2,121)	(2,213)	(1,239)	(1,253)	(1,061)
Net operating exp.	$7,562	$7,275	$7,985	$7,863	$7,344
Net operating exp. to average assets - GAAP basis	1.68%	1.62%	1.82%	1.83%	1.73%

Net operating exp. to average assets ratio - Non-GAAP basis
Average Assets	$1,797,426	$1,797,182	$1,755,022	$1,721,196	$1,699,188

Net operating exp.	7,562	7,275	7,985	7,863	7,344
Non-GAAP adjustments noninterest expense:
OREO valuation allowance and expenses	(782)	(212)	(263)	(432)	(56)
Non-GAAP adjustments non interest income:
Gains (losses) on sale of asset or held for sale assets	—	(1)	—	—	—
Net gains (losses) on sale of investment securities	329	226	—	—	—
Unrealized gains (losses) on equity securities	75	(22)	35	65	56
Net operating exp. - adjusted	$7,184	$7,266	$7,757	$7,496	$7,344
Net operating exp. to average assets - Non-GAAP basis	1.60%	1.62%	1.77%	1.74%	1.73%

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES YEARS ENDED (UNAUDITED)

Reconciliation of US GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total assets	$1,826,621	$1,797,536	$1,855,732	$1,756,448	$1,711,947
Less: intangible assets
Goodwill	10,835	10,835	10,835	10,835	10,835
Core deposit intangible	1,961	2,118	2,281	2,450	2,625
Total intangible assets	12,796	12,953	13,116	13,285	13,460
Tangible assets	$1,813,825	$1,784,583	$1,842,616	$1,743,163	$1,698,487

Total common equity	$185,267	$181,494	$167,409	$163,645	$159,080
Less: intangible assets	12,796	12,953	13,116	13,285	13,460
Tangible common equity	$172,471	$168,541	$154,293	$150,360	$145,620

Common shares outstanding at end of period	5,910,064	5,900,249	5,583,492	5,582,438	5,581,521

GAAP common equity to assets	10.14%	10.10%	9.02%	9.32%	9.29%
Non-GAAP tangible common equity to tangible assets	9.51%	9.44%	8.37%	8.63%	8.57%

GAAP common book value per share	$31.35	$30.76	$29.98	$29.31	$28.50
Non-GAAP tangible common book value per share	$29.18	$28.57	$27.63	$26.93	$26.09

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	For the Three Months Ended March 31,						For the Three Months Ended
	2020			2019			March 31, 2020			December 31, 2019
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Loan portfolio	$1,447,533	$16,502	4.56%	$1,344,656	$16,129	4.80%	$1,447,533	$16,502	4.56%	$1,409,498	$16,565	4.70%
Taxable investment securities	215,500	1,482	2.75%	227,352	1,637	2.88%	215,500	1,482	2.75%	218,741	1,618	2.96%
Interest-bearing deposits in other banks	6,547	39	2.38%	4,330	25	2.31%	6,547	39	2.38%	25,087	35	0.56%
Federal funds sold	4,028	16	1.59%	751	6	3.20%	4,028	16	1.59%	12,846	61	1.90%
Total Interest-Earning Assets	1,673,608	18,039	4.31%	1,577,089	17,797	4.51%	1,673,608	18,039	4.31%	1,666,172	18,279	4.39%
Cash and cash equivalents	24,108			17,661			24,108			27,808
Goodwill	10,835			10,835			10,835			10,835
Core deposit intangible	2,064			2,743			2,064			2,224
Other assets	86,811			90,860			86,811			90,143
Total Assets	$1,797,426			$1,699,188			$1,797,426			$1,797,182

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$246,304	$—	—%	$209,321	$—	—%	$246,304	$—	—%	$243,728	$—	—%
Interest-bearing deposits
Savings	71,086	18	0.10%	70,536	17	0.10%	71,086	18	0.10%	68,855	17	0.10%
Interest-bearing demand and money market accounts	784,758	1,324	0.67%	680,188	1,705	1.00%	784,758	1,324	0.67%	771,542	1,785	0.93%
Certificates of deposit	390,528	1,702	1.74%	449,962	2,046	1.82%	390,528	1,702	1.74%	420,877	1,975	1.88%
Total interest-bearing deposits	1,246,372	3,044	0.98%	1,200,686	3,768	1.26%	1,246,372	3,044	0.98%	1,261,274	3,777	1.20%
Total Deposits	1,492,676	3,044	0.82%	1,410,007	3,768	1.07%	1,492,676	3,044	0.82%	1,505,002	3,777	1.00%
Long-term debt	55,095	260	1.89%	20,425	146	2.86%	55,095	260	1.89%	49,343	229	1.86%
Short-term debt	16,533	69	1.67%	52,422	334	2.55%	16,533	69	1.67%	14,565	65	1.79%
Subordinated Notes	14,912	184	4.94%	23,000	359	6.24%	14,912	184	4.94%	23,000	359	6.24%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	129	4.30%	12,000	153	5.10%	12,000	129	4.30%	12,000	136	4.53%
Total Debt	98,540	642	2.61%	107,847	992	3.68%	98,540	642	2.61%	98,908	789	3.19%
Interest-Bearing Liabilities	1,344,912	3,686	1.10%	1,308,533	4,760	1.46%	1,344,912	3,686	1.10%	1,360,182	4,566	1.34%
Total Funds	1,591,216	3,686	0.93%	1,517,854	4,760	1.25%	1,591,216	3,686	0.93%	1,603,910	4,566	1.14%
Other liabilities	22,938			23,891			22,938			23,214
Stockholders' equity	183,272			157,443			183,272			170,058
Total Liabilities and Stockholders' Equity	$1,797,426			$1,699,188			$1,797,426			$1,797,182

Net interest income		$14,353			$13,037			$14,353			$13,713

Interest rate spread			3.21%			3.05%			3.21%			3.05%
Net yield on interest-earning assets			3.43%			3.31%			3.43%			3.29%
Ratio of average interest-earning assets to average interest bearing liabilities			124.44%			120.52%			124.44%			122.50%
Average loans to average deposits			96.98%			95.37%			96.98%			93.65%
Average transaction deposits to total average deposits **			73.84%			68.09%			73.84%			72.03%

Cost of funds			0.93%			1.25%			0.93%			1.14%
Cost of deposits			0.82%			1.07%			0.82%			1.00%
Cost of debt			2.61%			3.68%			2.61%			3.19%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $222,000, $172,000 and $240,000 of accretion interest for the three months ended March 31, 2020 and 2019, and December 31, 2019, respectively.

** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF LOAN PORTFOLIO (UNAUDITED)
(dollars in thousands)

BY LOAN TYPE	March 31, 2020%		December 31, 2019%		September 30, 2019%		June 30, 2019%		March 31, 2019%
Commercial real estate	$977,678	65.61%	$964,777	66.34%	$932,344	65.86%	$917,948	66.18%	$891,165	65.37%
Residential first mortgages	170,795	11.46%	167,710	11.53%	163,727	11.57%	156,670	11.29%	156,653	11.49%
Residential rentals	133,016	8.93%	123,601	8.50%	121,170	8.56%	121,990	8.79%	124,518	9.13%
Construction and land development	38,627	2.59%	34,133	2.35%	30,774	2.17%	35,662	2.57%	32,798	2.41%
Home equity and second mortgages	35,937	2.41%	36,098	2.48%	36,182	2.56%	35,866	2.59%	36,746	2.70%
Commercial loans	70,971	4.76%	63,102	4.34%	69,179	4.89%	67,617	4.87%	70,725	5.19%
Consumer loans	1,134	0.08%	1,104	0.08%	937	0.07%	967	0.07%	851	0.06%
Commercial equipment	61,931	4.16%	63,647	4.38%	61,104	4.32%	50,466	3.64%	49,720	3.65%
Gross loans	1,490,089	100.00%	1,454,172	100.00%	1,415,417	100.00%	1,387,186	100.00%	1,363,176	100.00%
Net deferred costs	2,059	0.14%	1,879	0.13%	1,691	0.12%	1,363	0.10%	1,261	0.09%
Total loans, net of deferred costs	$1,492,148		$1,456,051		$1,417,108		$1,388,549		$1,364,437

BY ACQUIRED AND NON-ACQUIRED	March 31, 2020%		December 31, 2019%		September 30, 2019%		June 30, 2019%		March 31, 2019%
Acquired loans - performing	$69,205	4.65%	$74,654	5.13%	$82,629	5.84%	$88,353	6.37%	$98,136	7.20%
Acquired loans - purchase credit impaired ("PCI")	2,125	0.14%	2,424	0.17%	2,803	0.20%	2,772	0.20%	3,227	0.24%
Total acquired loans	71,330	4.79%	77,078	5.30%	85,432	6.04%	91,125	6.57%	101,363	7.44%
Non-acquired loans**	1,418,759	95.21%	1,377,094	94.70%	1,329,985	93.96%	1,296,061	93.43%	1,261,813	92.56%
Gross loans	1,490,089	100.00%	1,454,172	100.00%	1,415,417	100.00%	1,387,186	100.00%	1,363,176	100.00%
Net deferred costs	2,059	0.14%	1,879	0.13%	1,691	0.12%	1,363	0.10%	1,261	0.09%
Total loans, net of deferred costs	$1,492,148		$1,456,051		$1,417,108		$1,388,549		$1,364,437

** Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF LOAN PORTFOLIO (UNAUDITED) - Continued
(dollars in thousands)

	March 31, 2020				December 31, 2019
(dollars in thousands)	PCI	All other loans**	Total	%	PCI	All other loans**	Total	%
Commercial real estate	$1,730	$975,948	$977,678	65.61%	$1,738	$963,039	$964,777	66.34%
Residential first mortgages	—	170,795	170,795	11.46%	—	167,710	167,710	11.53%
Residential rentals	—	133,016	133,016	8.93%	295	123,306	123,601	8.50%
Construction and land development	—	38,627	38,627	2.59%	—	34,133	34,133	2.35%
Home equity and second mortgages	395	35,542	35,937	2.41%	391	35,707	36,098	2.48%
Commercial loans	—	70,971	70,971	4.76%	—	63,102	63,102	4.34%
Consumer loans	—	1,134	1,134	0.08%	—	1,104	1,104	0.08%
Commercial equipment	—	61,931	61,931	4.16%	—	63,647	63,647	4.38%
Gross loans	2,125	1,487,964	1,490,089	100.00%	2,424	1,451,748	1,454,172	100.00%
Net deferred costs	—	2,059	2,059	0.14%	—	1,879	1,879	0.13%
Total loans, net of deferred costs	$2,125	$1,490,023	$1,492,148		$2,424	$1,453,627	$1,456,051

**All other loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments. There were no acquired loans before December 31, 2017.

The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

Weighted End of Period Contractual Interest Rates

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
(dollars in thousands)	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate
Commercial real estate	4.52%	4.59%	4.64%	4.66%	4.63%
Residential first mortgages	3.93%	3.95%	3.96%	3.95%	3.94%
Residential rentals	4.69%	4.79%	4.80%	4.84%	4.79%
Construction and land development	5.02%	5.12%	5.29%	5.45%	5.41%
Home equity and second mortgages	4.89%	4.90%	5.38%	5.62%	5.62%
Commercial loans	4.92%	5.26%	5.65%	5.89%	5.91%
Consumer loans	6.17%	6.25%	6.41%	6.60%	6.88%
Commercial equipment	4.46%	4.49%	4.59%	4.60%	4.54%
Total Loans	4.51%	4.58%	4.66%	4.70%	4.68%

THE COMMUNITY FINANCIAL CORPORATION
ALLOWANCE FOR LOAN LOSSES (UNAUDITED)

(dollars in thousands)	For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Beginning of period	$10,942	$11,252	$10,918	$10,846	$10,976

Charge-offs	—	(1,155)	(144)	(333)	(742)
Recoveries	19	40	28	30	112
Net charge-offs	19	(1,115)	(116)	(303)	(630)

Provision for loan losses	4,100	805	450	375	500
End of period	$15,061	$10,942	$11,252	$10,918	$10,846

Net charge-offs to average loans (annualized)	—%	(0.32)%	(0.03)%	(0.09)%	(0.19)%

Breakdown of general and specific allowance as a percentage of gross loans
General allowance	$13,412	$10,114	$9,776	$9,737	$9,788
Specific allowance	1,649	828	1,476	1,181	1,058
	$15,061	$10,942	$11,252	$10,918	$10,846

General allowance	0.90%	0.70%	0.69%	0.70%	0.72%
Specific allowance	0.11%	0.05%	0.10%	0.09%	0.08%
Allowance to gross loans	1.01%	0.75%	0.79%	0.79%	0.80%

Allowance to non-acquired gross loans	1.06%	0.79%	0.85%	0.84%	0.86%

Allowance+ Non-PCI FV Mark	$16,096	$12,128	$12,600	$12,410	$12,540
Allowance+ Non-PCI FV Mark to gross loans	1.08%	0.83%	0.89%	0.89%	0.92%

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF DEPOSITS (UNAUDITED)

	March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$254,114	16.80%	$241,174	15.95%	$243,425	15.60%	$226,712	15.17%	$214,432	14.90%
Interest-bearing:
Demand	517,069	34.19%	523,802	34.65%	539,512	34.59%	458,686	30.69%	411,029	28.56%
Money market deposits	281,656	18.62%	283,438	18.75%	274,743	17.61%	277,823	18.59%	272,994	18.97%
Savings	73,874	4.88%	69,254	4.58%	67,544	4.33%	70,652	4.73%	70,873	4.92%
Certificates of deposit	385,876	25.51%	394,169	26.07%	434,736	27.87%	460,569	30.82%	469,839	32.65%
Total interest-bearing	1,258,475	83.20%	1,270,663	84.05%	1,316,535	84.40%	1,267,730	84.83%	1,224,735	85.10%
Total Deposits	$1,512,589	100.00%	$1,511,837	100.00%	$1,559,960	100.00%	$1,494,442	100.00%	$1,439,167	100.00%

Transaction accounts	$1,126,713	74.49%	$1,117,668	73.93%	$1,125,224	72.13%	$1,033,873	69.18%	$969,328	67.35%